EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

CSP Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 333-64493, 333-124030 and 333-124031) on Form S-8 of our report dated February 20, 2007 with respect to the consolidated balance sheet of CSP Inc. and subsidiaries as of September 30, 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended September 30, 2006, which included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which report appears in the September 30, 2007 annual report on Form 10-K of CSP Inc.

KPMG LLP

December 21, 2007

Boston, Massachusetts